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                                                                  EXHIBIT 23(e)


                            CONSENT OF MERRILL LYNCH

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Michigan Bank Corporation ("First Michigan"), to be dated the date of the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First Michigan into Huntington Bancshares Incorporated, as Exhibit D to such Joint Proxy Statement/Prospectus, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- The Merger," and "THE MERGER -- Background of the Merger," "--Reasons for the Merger," and
"--Opinion of Merrill Lynch," and to the references to such opinion in the Questions and Answers attached to the letter from David M. Ondersma to the shareholders of First Michigan which is included in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED


June 27, 1997